Sangamo BioSciences Reports Fourth Quarter And Full Year 2013 Financial Results

Significant Clinical and Preclinical Data Presentations in Fourth Quarter of 2013 Highlight Transformational Year

RICHMOND, Calif., Feb. 11, 2014 /PRNewswire/ -- Sangamo BioSciences, Inc. (Nasdaq: SGMO) today reported fourth quarter and full year 2013 financial results and accomplishments.

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For the fourth quarter ended December 31, 2013, Sangamo reported a consolidated net loss of $8.1 million, or $0.13 per share, compared to a net loss of $3.5 million, or $0.07 per share, for the same period in 2012. As of December 31, 2013, the Company had cash, cash equivalents, marketable securities and interest receivable of $131.8 million.

Revenues were $6.9 million for the fourth quarter of 2013, compared to $8.9 million for the same period in 2012. Fourth quarter 2013 revenues were generated from the Company's collaboration agreements with Shire International GmbH, formerly Shire AG (Shire), Dow AgroSciences (DAS) and Sigma-Aldrich Corporation (Sigma), and research grants. The revenues recognized for the fourth quarter of 2013 consisted of $6.6 million in collaboration agreements and $0.3 million in research grants, compared to $8.5 million and $0.4 million, respectively, for the same period in 2012.

The decrease in collaboration agreement revenues was primarily due to the timing of reimbursable research services under the Company's collaboration and license agreement with Shire. Sangamo recognized $2.9 million of revenues related to research services performed under the collaboration agreement with Shire in the fourth quarter. In addition, pursuant to the agreement entered into with Shire in January 2012, Sangamo received an upfront payment of $13.0 million, which is being amortized on a straight-line basis over the initial six-year research term, of which the Company recognized $0.5 million as revenue for the fourth quarter of 2013.

Research and development expenses were $10.8 million for the fourth quarter of 2013, compared to $9.3 million for the same period in 2012. The increase in research and development expenses was primarily related to increases in personnel-related expenses, including stock-based compensation, and external research expenses associated with our preclinical programs. General and administrative expenses were $4.2 million for the fourth quarter of 2013, compared to $3.0 million for the same period in 2012. The increase in general and administrative expenses was primarily related to increases in personnel-related expenses, including stock-based compensation, and professional services expenses.

Total operating expenses for the fourth quarter of 2013 were $15.0 million, compared to $12.3 million for the same period in 2012.

Full Year Results

For the year ended December 31, 2013, the consolidated net loss was $26.6 million, or $0.48 per share, compared to a consolidated net loss of $22.3 million, or $0.42 per share, for the year ended December 31, 2012. Revenues were $24.1 million in 2013, compared to $21.7 million in 2012, with the increase primarily due to Sangamo's collaboration agreement with Shire, partially offset by lower revenues from DAS and lower revenues from research grants. Total operating expenses were $50.8 million for 2013, compared to $43.9 million for 2012, with the increase primarily due to internal and external research expenses associated with our preclinical programs.

Recent Highlights

  Collaboration with Biogen Idec to Develop Potentially Curative ZFP Therapeutics for Hemoglobinopathies. On January 8, 2014, Biogen Idec (Biogen) and Sangamo entered into an exclusive worldwide collaboration and license agreement focused on the development of therapeutics for hemoglobinopathies, specifically sickle cell disease (SCD) and beta-thalassemia, based on Sangamo's zinc finger nuclease (ZFN) genome-editing technology. Under the terms of the agreement, Sangamo is responsible for all research and development activities through the first clinical proof of concept trial in beta-thalassemia, and both companies will perform activities to enable submission of an Investigational New Drug (IND) application for SCD.  Biogen will be responsible for subsequent worldwide clinical development and commercialization of products arising from the alliance. Sangamo retains an option to co-promote any licensed product to treat SCD and beta-thalassemia in the United States. Biogen will provide Sangamo with an upfront payment of $20 million and will reimburse Sangamo for its internal and external research and development program-related costs. Sangamo may also receive additional payments of approximately $300 million based on the achievement of certain development, regulatory, commercialization and sales milestones. Sangamo is also eligible to receive royalties that are tiered double-digit percentages of annual product sales.
  Presentation of Preclinical Proof of Concept Data from In Vivo Protein Replacement Platform (IVPRP) and ZFP Therapeutic Program for Treatment of Hemoglobinopathies at American Society of Hematology (ASH) Meeting. New preclinical data were presented demonstrating therapeutic levels of gene modification in non-human primates (NHPs) from Sangamo's IVPRP. Based on its ZFN genome-editing technology, the platform enables the permanent production of therapeutic proteins from a specific genomic site in the liver with a single systemic treatment, potentially providing curative treatments for a range of monogenic diseases such as hemophilia and lysosomal storage disorders (LSD), including Gaucher disease and Fabry disease. In addition, preclinical and clinical manufacturing data were presented for the first time from Sangamo's ZFP Therapeutic program for the treatment and potential cure of both SCD and beta-thalassemia. Sangamo subsequently entered into a collaborative agreement with Biogen to develop and commercialize this product and expects to file an IND application for the beta-thalassemia program in 2014.
  Presentations of Clinical Data from all Cohorts of Sangamo's HIV Studies (SB-728-902 Cohort 5 and SB-728-1101:Cohorts 1-3): Consolidation of Relationship Between Engraftment of SB-728-T and Effect on Viral Load, Evidence for Long-Term Immune Reconstitution, Reduction in the HIV DNA Reservoir and Sustained Control of Viremia. Clinical data from Sangamo's program to develop a ZFP Therapeutic® for HIV/AIDS were presented at scientific and medical meetings in the fourth quarter of 2013.  Data were presented from all cohorts of Sangamo's studies designed to maximize the engraftment of ZFN-modified cells in which both copies of the CCR5 gene are disrupted (bialleleic modification) using either  Cytoxan preconditioning (SB-728-1101), or treatment of CCR5 delta-32 heterozygotes (SB-728-902 Cohort 5).  The data consolidated the observation of a statistically significant relationship (p= 0.008) between levels of such cells and a reduction in viral load in SB-728-T-treated subjects during a treatment interruption (TI) from their antiretroviral therapy (ART). Studies are ongoing in a further six subjects to test higher doses of Cytoxan. Other data presented demonstrate a reduction in the HIV DNA reservoir as measured by HIV DNA in peripheral blood mononuclear cells over a period of three years (median 0.9 log decrease at Month 36) in nine of nine HIV-infected subjects on long-term ART, despite a median duration of HIV infection of 21 years and baseline CD4 T-cell counts prior to SB-728-T treatment of < 500 cells/µl.  New data demonstrating sustained control of HIV viral load (VL) at or below the limit of detection for 20 weeks (at last measurement) in an SB-728-T- treated HIV-infected subject who was on a TI from ART were also presented. The CCR5 delta-32 heterozygote subject is enrolled in the SB-728-902 Cohort 5 study and the TI is ongoing. Data from Sangamo's ongoing clinical trials in HIV will be presented at the upcoming Conference on Retroviruses and Opportunistic Infections (CROI 2014) in early March 2014.
  Presentation of Phase 1 Clinical Data from Alzheimer's Disease Program. Data were presented from the Phase 1 clinical trial of CERE-110 (AAV-NGF), a gene therapy approach designed to deliver nerve growth factor (NGF) for the treatment of Alzheimer's disease.  The data demonstrate long-term expression of bioactive Nerve Growth Factor (NGF) and apparent stabilization of brain cell metabolic activity in treated subjects, as determined by PET-scans measuring glucose use, which may reflect a slowing of cell deterioration. The treatment was well-tolerated at all dose levels.  This novel product was developed by Ceregene, Inc., which was acquired by Sangamo in August 2013. A Phase 2 trial to evaluate safety and efficacy in mild to moderate Alzheimer's disease is ongoing and data are expected in 2015.
  Presentation of First Demonstration of In Vivo Efficacy of Novel ZFP Therapeutic for Huntington's Disease (HD) at 2013 Annual Meeting of the Society for Neuroscience. Positive preclinical data were presented demonstrating the use of a ZFP transcription factor to achieve selective repression of the expression of the mutant and disease-causing form of the huntingtin gene (HTT) in a mouse model (R6/2) of the disease.  Positive effects on both molecular markers and physical indications of disease were observed in the animals. In the ZFP Therapeutic-treated regions of the animals' brains, scientists observed a reduction of mutant huntingtin protein aggregates, levels of which are associated with the severity of the disease in humans, also increased evidence of biomarkers indicative of protection of critical nerve cells that are progressively lost in the brains of HD patients.  Delivery of the ZFP Therapeutic to the brain of R6/2 mice resulted in a statistically significant reduction in "clasping behavior" compared to controls. "Clasping" is an HD-associated symptom exhibited by R6/2 animals that mimics the motor symptoms of the human disease.  Sangamo is developing this ZFP Therapeutic in partnership with Shire and plans to file an IND application in 2015.
  Promotion of Philip Gregory, D. Phil. In January 2014, Dr. Gregory, who joined the company in 2000 and has served as Sangamo's vice president, research and chief scientific officer (CSO) since July 2009, was promoted to Senior Vice President, Research and CSO.

Financial Guidance for 2014

  Cash and Investments: Starting 2014 with $131.8 million, Sangamo expects that its cash, cash equivalents and marketable securities will be at least $135 million at the end of 2014, inclusive of research funding and certain milestone payments from Shire and Biogen but exclusive of funds arising from any additional new collaborations or partnerships, equity financings or other new sources.
  Revenues: Sangamo expects that revenues will be in the range of $45 to $50 million in 2014, inclusive of research funding and certain milestone payments from Shire and Biogen. In line with the company's previous accounting treatment of upfront fees, Sangamo expects that the $20 million upfront payment from Biogen will be amortized on a straight line basis over a period of approximately four years, which is approximately $5 million per year or $1.25 million per quarter.
  Operating Expenses: Sangamo expects that operating expenses will be in the range of $65 to $70 million for 2014.

2014 Annual Meeting of Stockholders
Sangamo will host its 2014 Annual Meeting of Stockholders at 9:00 am PT on Monday, April 21, 2014 at its headquarters in Richmond, California. Details about the 2014 Annual Meeting will be provided in a notice and proxy statement to be distributed to stockholders and filed with the Securities and Exchange Commission.

Conference Call
Sangamo will host a conference call today, February 11, 2014 at 5:00 p.m. ET, which will be open to the public. The call will also be webcast live and can be accessed via a link on the Sangamo BioSciences website in the Investor Relations section under "Events and Presentations" http://investor.sangamo.com/events.cfm. The webcast replay will also be available for two weeks after the call. During the conference call, the Company will review these results, discuss other business matters, and provide guidance with respect to 2014.

The conference call dial-in numbers are 877-377-7553 for domestic callers and 678-894-3968 for international callers. The passcode for the call is 54551426. For those unable to listen in at the designated time, a conference call replay will be available for one week following the conference call, from approximately 8:00 p.m. ET on February 11, 2014 to midnight ET on February 18, 2014. The conference call replay numbers for domestic and international callers are (855) 859-2056 and (404) 537-3406, respectively. The conference ID number for the replay is 54551426.

About Sangamo
Sangamo BioSciences, Inc. is focused on Engineering Genetic CuresTM for monogenic and infectious diseases by deploying its novel DNA-binding protein technology platform in therapeutic gene regulation and genome editing. The Company has ongoing Phase 2 clinical trials to evaluate the safety and efficacy of a novel ZFP Therapeutic® for the treatment of HIV/AIDS (SB-728-T) and NGF-AAV for Alzheimers disease (CERE-110). Sangamo's other therapeutic programs are focused on monogenic and rare diseases. The company has formed a strategic collaboration with Shire International GmbH to develop therapeutics for hemophilia, Huntington's disease and other monogenic diseases, and with Biogen Idec for hemoglobinopathies, such as sickle cell disease and beta-thalassemia. It has also established strategic partnerships with companies in non-therapeutic applications of its technology, including Dow AgroSciences and Sigma-Aldrich Corporation. For more information about Sangamo, visit the Company's website at www.sangamo.com.
ZFP Therapeutic® is a registered trademark of Sangamo BioSciences, Inc.

This press release contains forward-looking statements regarding Sangamo's current expectations. These forward looking statements include, without limitation, references to anticipated cash and investment balance, operating expenses, revenue and potential milestone and royalty payments, the research and development of ZFNs and ZFP TFs, clinical trials and therapeutic applications of Sangamo's ZFP technology platform, achievement of research milestones and objectives, strategic partnership and commercial license agreements with collaborators, including Shire and Biogen, presentation of data from research collaborations, expected timing for IND filings, recognition of revenues under collaboration agreements and statements relating to the 2014 Annual Meeting of Shareholders. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, the early stage of ZFP Therapeutic development, the lengthy and uncertain regulatory approval process, uncertainties related to the timing of initiation and completion of clinical trials, whether clinical trial results will validate and support the safety and efficacy of ZFP Therapeutics, and the ability to establish strategic partnerships. Further, there can be no assurance that the necessary regulatory approvals will be obtained or that Sangamo and its partners will be able to develop commercially viable gene-based therapeutics. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in Sangamo's operations and business environments. These risks and uncertainties are described more fully in Sangamo's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and Sangamo undertakes no duty to update such information except as required under applicable law.

SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Statement of Operations Data:
Revenues:
Collaboration agreements	$ 6,613	$ 8,520	$ 21,678	$ 18,186
Research grants	256	411	2,455	3,469
Total revenues	6,869	8,931	24,133	21,655

Operating expenses:
Research and development	10,778	9,281	36,979	31,709
General and administrative	4,205	3,019	13,800	12,144
Change in fair value of contingent liability	60	-	60	-
Total operating expenses	15,043	12,300	50,839	43,853
Loss from operations	(8,174)	(3,369)	(26,706)	(22,198)
Interest and other income, net	30	(109)	82	(66)
Net loss	$ (8,144)	$ (3,478)	$ (26,624)	$ (22,264)

Basic and diluted net loss per common share	$ (0.13)	$ (0.07)	$ (0.48)	$ (0.42)

Shares used in computing basic and diluted net loss per common share	61,871	52,968	55,974	52,741

SELECTED BALANCE SHEET DATA
	December 31, 2013	December 31, 2012
	(Unaudited)
Cash, cash equivalents, marketable securities and interest receivable	$ 131,814	$ 76,321
Total assets	140,838	82,533
Total stockholders' equity	121,710	64,896

CONTACT: Sangamo BioSciences, Inc., Elizabeth Wolffe, Ph.D., 510-970-6000, x271